Revett Mining Announces Results of its 2014 Annual Meeting

SPOKANE VALLEY, WA – June 20, 2014 -- Revett Mining Company, Inc. (NYSE MKT:RVM / TSX:RVM) is pleased to announce that at its annual meeting held in Spokane on June 18, 2014, stockholders of the Company voted to re-elect John G. Shanahan, Timothy R. Lindsey, John B. McCombe, Larry M. Okada and Albert F. Appleton as directors until the 2015 annual meeting.

In addition, at the annual meeting, the stockholders also ratified the appointment of BDO USA, LLP as the Company’s independent registered public accountant for the ensuing year.

Detailed results of the vote for the election of directors are set out below.

Nominee	Votes For	Proxy %	Withheld	Proxy %
John G. Shanahan	13,385,647	99.17	111,619	0.83
Timothy R. Lindsey	13,349,905	98.91	147,361	1.09
Larry Okada	12,226,293	90.58	1,270,713	9.42
John B. McCombe	12,227,253	90.59	1,270,973	9.41
Albert F. Appleton	12,226,553	90.59	1,270,213	9.41

A total of 60% of the issued and outstanding shares of the Company were represented in person or by proxy at the annual meeting, and the votes represented thereby cast on one or more matters at the annual meeting.

About Revett

Revett Mining Company, through its subsidiaries, owns and operates the Troy Mine in Lincoln County, Montana and development-stage Rock Creek Project located in Sanders County, Montana, USA. The proven reserves at the Troy Mine and significant resources at the Rock Creek project form the basis of Revett's plan to become a premier mid-tier base and precious metals producer.

John Shanahan
President and Chief Executive Officer

For more information, please contact:

Ken Eickerman, Chief Financial Officer or Monique Hayes, Corporate Secretary/Director Investor Relations at (509) 921-2294 or visit our website at www.revettmining.com.

Except for the statements of historical fact contained herein, the information presented in this news release may contain "forward-looking statements" within the meaning of applicable Canadian securities legislation and The Private Securities Litigation Reform Act of 1995. Generally, these forward looking statements can be identified by the use of forward-looking terminology such as "plans", "expects", or "does not expect", "is expected", "is not expected", "budget", "schedule", "estimates", "forecasts", "intends", "anticipates", "or does not anticipate" or "believes" or variations of such words and phrases or state that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking statements contained in this news release include statements relating to the Company’s plans. Forward looking statements, are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business and economic uncertainties, risks and contingencies and those factors discussed in the section entitled "Risk Factors" in the Form 10-K filed on SEDAR at www.sedar.com and with the SEC on EDGAR. Although the Company has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Revett Minerals does not undertake to update any forward-looking statements except as required by applicable securities laws.

11115 East Montgomery, Suite G, Spokane Valley, WA 99206
509-921-2294 fax 509-891-8901